Exhibit 10.4

                             DISTRIBUTION AGREEMENT

         This Distribution Agreement made as of the 30th day of September between Genio Inc., a New York corporation with principal offices located at 1120 Avenue of the Americas, Suite 4020, New York, New York 10036 ("Genio") and TOMY UK Ltd., a United Kingdom limited liability company, with principal offices located at St. Nicholas House, St. Nicholas Road, Sutton Surrey SMl 1EH England (the "Distributor"),

                                   WITNESSETH

         Whereas, Genio has certain products that Genio wishes to sell to Distributor and Distributor wishes to purchase such products for exclusive sale in its territory on the term set forth herein.

         Accordingly, the parties intending to be legally bound, agree as follows:

         1. Product. The term "Products" shall mean the products as described in Appendix A annexed hereto (collectively, the "Products").

         2. Appointment. Genio hereby appoints the Distributor and the Distributor hereby agrees to act as the sole distributor of the Products for sale in the territory as defined in Appendix B annexed hereto (the "Territory"). This appointment as distributor shall not be construed as a license and Distributor may describe itself as a distributor of the Products but not as a licensee or agent of Genio. Distributor agrees to utilize its best efforts to promote and sell the Products in the Territory. The Distributor shall not engage any sub-distributor or licensee to distribute the Products without obtaining the prior written approval of Genio whose consent may be withheld in its sole discretion, provided that Distributor shall submit a side letter contemporaneous with the execution of this Agreement setting forth its present plan of distribution of the Products in the Territory and explaining its role in such distribution. Shannon Distributors is approved as a sub-distributor in Southern Ireland and Magsons Ltd. is approved as a sub-distributor in the Territory for the Products. Any approved sub-distributor shall be subject to all the terms and conditions of this Distribution Agreement and the Distributor shall be liable for any violation by any such approved sub-distributor of this Distribution Agreement. The Distributor agrees that it shall not change, alter, or make additions to or otherwise affect the artwork, content, commercials, or packaging of the Products in any manner from the condition as it receives them from or on behalf of Genio without the express written consent of Genio, which consent shall not be unreasonably withheld. The Distributor agrees to utilize only the advertising, promotional programs and all other material provided by Genio to the Distributor in accordance with their terms, including the description of the Products on Genio's website, www.GcnioCards.com in any website utilized by the Distributor unless otherwise agreed to in writing by Genio, which may withhold consent to any proposed changes by Distributor with such consent not to be unreasonably withheld. Genio shall supply the Distributor with reasonable amount of advertising copy and other promotional literature, including copies of television commercials and Distributor shall reimburse Genio for any out-of-pocket costs of \



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

duplication for these materials. Genio shall provide Distributor with advice regarding the marketing of the Products within the Territory. The Distributor intends to edit a two minute infomercial that Genio has prepared for Genio Products into a short form, fifteen second infomercial which edited infomercial shall be subject to Genio's pre-approval before any airing or other transmission by Distributor and which pre-approval shall not be unreasonably withheld. Distributor may also seek to shoot its own infomercial for the Products but shall obtain Genio's pre-approval before any airing or other transmission by Distributor and which pre-approval shall not be unreasonably withheld.

         3. Term. This Agreement shall be in effect from the date of the execution by the parties to this Agreement (the "Effective Date") and shall terminate on June 31, 2005 (the "Term"), provided that Genio and the Distributor shall negotiate in good faith for an additional one year period through June 31, 2006 with minimum purchase requirements for such period to be negotiated and with all other terms hereunder to remain in full force and effect for such additional one year period if the parties reach an agreement on minimum purchase requirements, provided, however, that (i) Genio may terminate this Agreement in the event that the Distributor does not make full payment for any of the Minimum Purchase Requirement, the Initial Order or any Quarterly Order each as set forth in Appendix C annexed hereto within fifteen (15) days of the due date or (ii) either Genio or the Distributor may terminate this Agreement if the counter-party commits a material breach of this Agreement which remains uncured for a period of thirty (30) days after either Genio or the Distributor, as the case may be, provides written notice of such breach or (iii) the Distributor becomes insolvent or fails to pay its debts and obligations on a current basis or shall make an assignment for the benefit of creditors or becomes involved in a receivership, bankruptcy, liquidation or other insolvency or debtor relief proceedings on a voluntary or involuntary basis. On termination of this Agreement, the Distributor shall stop using any know-how, trademark and copyrights associated with the Products as well as not engage in any sales of the Products. Any failure of Genio to deliver some or all of the Products ordered by the Distributor as provided in Section 5 below shall not result in material default by Genio hereunder but shall entitle the Distributor to either
(a) accept a reduced shipment of Products with a pro-rata reduction in the purchase price for the Products or (b) provide Genio with written notice of insufficiency of delivery of Products with a thirty (30) day period for Genio to supply the remaining undelivered Products, failing which this Agreement shall terminate and the parties shall have no further obligations hereunder except for any payment obligations due as of the date of termination under Section 5 or the obligations set forth in Sections 6, 8 and 13 below.

         4. Territory. The Distributor shall have the exclusive right to market and sell the Products and use the advertising and promotional material developed by or for Genio for the Products in the Territory. Genio reserves the right to grant the privilege and authority to any other person, firm or company which it may select to develop the sale and distribution of the Products in places or countries outride the Territory. The Distributor shall not sell any of the Products to any person, firm or company outside of the Territory. Genio shall not knowingly distribute the Products to third parties who will export the Products for sale or distribution in the Territory. Genio shall assist Distributor to prevent



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

the unauthorized sale by third parties of the Products in the Territory, although Genio shall not be required to undertake any legal proceedings to prevent such unauthorized sale of the Products by third parties. Genio has filed or will shortly file a trademark application to register the Genio(TM) brand name for the Products in the Territory and the Distributor shall undertake appropriate legal proceedings within the Territory at its expense against any third parties engaged in the sale of the Products in the Territory in violation of this Distribution Agreement.

         5. Purchase Requirements. The Distributor agrees to purchase minimum aggregate amounts of the Products according to the schedule set forth in Appendix C hereto, provided that in the event that the Distributor fails to purchase the minimum aggregate amounts of the Products, then the Distributor shall no longer have the exclusive right to market and sell the Products and use the advertising and promotional material developed by or for Genio for the Products in the Territory.

         6. Intellectual Property. Distributor shall have the right during the Term to use the Genio trademarks and the trademarks of its licensers only in connection with the sale of the Products. Genio warrants that Genio has all rights, including all rights from any licenser, to market, distribute and sell the Products, including entering into this Distribution Agreement with the Distributor. Distributor acknowledges that Genio is the licensee of the Products and that the licensor is the exclusive owner of all right, title and interest in the trademarks, and copyrights of the characters utilized in the Products and that Distributor shall not at any time during or after this Agreement dispute the licensor's exclusive rights and title to such characters, or the validity of any licensing agreement of Genio and shall not assist others in so doing. Distributor also acknowledges that Genio is the exclusive owner of all right, title and interest in the trademarks and copyrights of the Genio(TM) brand. Distributor shall not at any time during or after this Agreement dispute Genio's exclusive rights and title to Genio(TM) name, as well as any other properties owned by Genio which are not the subject of this Agreement, or the validity thereof and shall not assist others in so doing. Distributor shall execute any instruments requested by Genio to accomplish or confirm the foregoing and hereby irrevocably appoints Genio as its attorney-in-fact to execute such instruments if Distributor does not do so. Distributor shall defend, indemnify and hold Genio harmless of, from and against any charges, suits, damages, costs, expenses (including reasonable attorneys' fees, judgments, claims, liabilities or losses of any kind or nature whatsoever which may be sustained or suffered by or secured against Genio, its officers, directors, agents or shareholders based upon or arising out of any actual or alleged trademark or copyright infringement arising solely out of an unauthorized use by Distributor of any patent, trade secret, process, idea, method or device, or any copyright or trademark, other than as authorized in this Agreement.

         7. Payment. The Distributor shall make payment for the Products set forth in each Purchase Order Notice in one of two methods: (i) payment in full by a stand-by Letter of Credit from a United States bank posted in favor of Genio or (ii) payment in cash with fifty (50%) percent due at the time of sending of a Purchase Order Notice and the remaining fifty (50%) of the purchase price due no later than seven (7) days prior to shipment by Genio of the Products ordered in the Purchase Order Notice. Payment shall be made in United States dollars at the exchange rate prevailing at bank which has posted the stand-by Letter of Credit as provided in subsection (i) above. Payment in cash shall be made by wire transfer to a bank account designated by Genio with the following wire instructions (or as may be changed by the sending of written notice to the Distributor: [insert bank wiring instructions-to be provided by Genio]

         8. Insurance. Distributor shall obtain at its own expense and maintain during the Term the insurance as set forth in Appendix D hereto.

         9. Assignment; Entire Agreement; Waiver. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by the Distributor (whether by operation of law or otherwise) without the prior written consent of Genio, which may be withheld in its sole discretion and any attempted assignment thereof without such consent shall be null and void. Genio may assign this Agreement and its rights, interests or obligations hereunder to any third party provided that such third party agrees to be bound by all of the provisions of this Agreement. This Agreement, including the appendixes annexed hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements or communications, whether oral or written, by any party hereto or by any related or unrelated third party. No modification of this Agreement shall be valid unless made in writing and duly agreed upon, executed by both parties of this Agreement. A waiver of any breach of the provisions of this Agreement shall not be considered to be a continuing waiver of other breaches of the same provision or a waiver of any rights that the non-breaching party has with respect to any other breach of the Agreement.

         10. Notices. All notices provided for or permitted to be given under this Agreement shall be in writing and shall be given by depositing the notice in the United States Mail, addressed to the party to be notified, postage paid, and registered or certified with return receipt requested, or by such notice being delivered in person, or priority overnight by a recognized overnight courier service company in the United States. Notices given or served pursuant hereto shall be effective upon receipt by the party to be notified, and shall be deemed received three (3) business days after mailing and one (1) business day after being sent priority overnight. All notices to be sent to a party shall be sent or made at the address set forth above or such other address as that party may specify by written notice to the party given in accordance with this Section.

         11. Choice of Law; Jurisdiction. It is hereby agreed between the parties that any dispute between the parties that results in litigation shall be commenced exclusively in the Supreme Court, State of New York, County of New York or the U. S. District Court for the Southern District of New York. The parties hereby submit to the jurisdiction and venue of either such court. In all circumstances, the law of the State of New York shall govern the issues to be determined without regard to the choice or conflict of laws provisions thereof. The non-prevailing party in any litigation arising out of this Agreement shall pay all costs and expenses, including reasonable attorney's fees incurred by the prevailing party.



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

         12. Severability. If any provision of this Agreement contravenes any provision of any law, regulation, ordinance or the like, that provision shall be deemed to be null and void or the scope of that provision shall be deemed to have been limited to exclude such contravention. In that event, or in the event of any provision of this Agreement being held to be invalid, the remaining sections of this Agreement will not be affected unless either party can establish in a court of law that it is adversely affected or prejudiced thereby or if either party successfully relies on that provision in any legal proceedings, in which event that party shall be entitled to cancel this Agreement.

         13. Non-Competition. Distributor shall not manufacture, distribute or sell any product competitive with or of a similar nature to the Products during the Term. In the event that this Agreement is terminated by either party for any reason, including expiration of the Term, the Distributor shall not sell, deal in or otherwise become involved with any of the Products or any product competitive with or of a similar nature to the Products for a period of one (1) year from the date of such termination. Notwithstanding the foregoing, the Distributor shall be entitled to manufacture, distribute or sell only products that may be competitive with or of a similar nature to the Products during the Term, provided that such product or products are developed solely based on existing product or products owned by Distributor or its parent and excluding any third party products.

         14. Independent Contractors. The Distributor shall for all purposes be an independent contractor for Genio. Genio shall not be liable for or responsible in any way for taxes or fees incurred on behalf of, or in connection with the Distributor including, but not without limitation, any foreign or federal or state taxes, all of which are the sole responsibility of the Distributor. Neither party nor any of its employees, representatives or agents will be or act or purport to act as an employee, representative or agent for the other party for any reason whatsoever.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                    GENIO INC.



                                    By: /s/ Bruce Holland
                                       -----------------------------------------
                                    Name:  Bruce Holland
                                    Title: Vice President


                                    TOMY UK, LTD.


                                    By: /s/ Alan E. Munn
                                       -----------------------------------------
                                    Name:  Alan E. Munn
                                    Title: President and Chief Executive Officer





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


                                   APPENDIX A

                                    PRODUCTS
                                    --------


         The  Products  are  comprised  of  Genio   Cards(TM)  in  four  product
categories:

         (i)      Starter Kit that contains the 64 page Genio Cards(TM) album;

         (ii)     Pack of 9 Genio Cards(TM)and 9 adhesive sleeves;

         (iii) MegaDeck that contains 36 Genio Cards(TM), including one of five full size posters of a Marvel Super Hero(R)and

         (iv)     Pack of clear card sleeves




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



                                   APPENDIX B

                                    TERRITORY
                                    ---------


         The Distributor's exclusive territory for distribution of the Products is the United Kingdom and the British Islands and Southern Ireland (Eire) but does not include the British Commonwealth members or the British overseas territories.







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


                                   APPENDIX C

                              PURCHASE REQUIREMENTS
                              ---------------------


         The Distributor guarantees to purchase $251,300 of the Products by way of an initial order set forth below (the "Initial Order") and intends but does not guarantee to purchase additional Products in the aggregate amount of $979,400 (including the Initial Order) and $1,439,850 for the periods ending June 30, 2004 and June 30, 2005, respectively (each a "Minimum Purchase Requirement"). The purchase price for the Products shall be as set forth in the purchase price list set forth below and shall not be amended unless agreed upon by both Genio and the Distributor. The Distributor shall satisfy the Minimum Purchase Requirement by making payments according to the following schedule:

         A. $251,300(US$) on the Effective Date (the "Initial Order") comprised of the following Products:

         Product                       PCS               US$PC       US%Extn
         9pk Toy (clamshel1)           50,000            0.90        45,000
         9pk CTN (Foil)                80,000            0.70        56,000
         3 6pk Mega                    50,000            2.38        119,000
         Album +9pk +
         Wrap/header                   10,000            3.13        31,300
                                                                     --------
                                                 Total               $251,300

         The Distributor guarantees placing the Initial Order. Subsequent orders in subsections (B) through (G) as listed below relate to planned purchases only and are not a guaranteed commitment by the Distributor to purchase Products. Orders associated with payments for the amounts set forth in subsections (B) through (G) are to be used as a measure of performance against the Minimum Purchase Requirements.

         B. $283,300 on or before March 31,2004

         C. $444,800 on or before June 30, 2004

         D. $460,450 on or before September 30, 2004

         E. $251,300 on or before November 30, 2004

         F. $283,300 on or before March 31, 2005

         G. $444,800 on or before June 30, 2005

(each of the orders set forth in subsections B through G above shall be referred to as a "Quarterly Order"). Annexed hereto as Exhibit A is the budget plan of the Distributor setting forth the number of each of the Products comprising each Quarterly Order that the Distributor is presently planning to purchase. In the event that the Distributor purchases Products in excess of any amount required in any Quarterly Order, the Distributor shall be entitled to adjust one or more subsequent Quarterly Order downward so that the aggregate amount of each Quarterly Order shall cumulatively equal the Minimum Purchase Requirement. The Distributor shall provide written notice to Genio of the Products that it is purchasing as part of its purchase requirement (the "Purchase Order Notice"). Genio shall ship the Products to the Distributor as designated in the Purchase



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

Order Notice to the address of the Distributor as set forth herein or such other address as the Distributor shall designate in writing. Genio shall deliver the Products as set forth in the Purchase Order Notice within forty-five(45) days of receipt of the Purchase Order Notice, provided that the Distributor shall have no right to take action against Genio for delay in delivery of Products occasioned by shortage of stock, delays in transit, accidents, or strikes and provided further that such delay will extend any outstanding payment obligations of Distributor for the period of such delay and Distributor will not be in breach thereof during such period of delay.

         The Distributor shall place any Purchase Order Notice with Genio and make payment as provided in Section 7 of the Agreement. In the event that the Distributor fails to place any Purchase Order Notice on a timely basis for any Quarterly Order set forth in subsections (B) through (G) above, the Distributor shall thereafter no longer have the exclusive right to market the Products in the Territory.

The purchase price for each of the Products shall be as set forth below:

             Product                                    Purchase Price $US
             9pk Toy (Clamshell)                        0.90
             9pk CTN(Foi1)                              0.70
             36pk Mega in pack plus poster              2.38
             Album +9pk +wrap/header                    3.13




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


                                   APPENDIX D

                                    INSURANCE
                                    ---------


         Distributor shall obtain at its own expense and maintain during the Term the insurance as set forth in Appendix D hereto and for three (3) years thereafter, general liability insurance including advertising, blanket contractual, product liability and completed operations liability coverages. Distributor shall also obtain at its own expense and maintain during the Term and for three (3) years (five (5) years if the policy form is claims made) thereafter multi-media liability insurance which provides coverage for claims arising out of the published material and shall include but not be limited to the allegations of defamation, copyright, infringement, invasion of right of privacy or other personal injury and breach of implied contract. All insurance must be provided by a recognized insurance company having a Best's Rating of no less than "A" providing adequate protection at least the amounts of combined single limit of $3,000,000 per occurrence for personal bodily injury and property damage for Genio. Such insurance shall be primary and non-contributory with respect to an insurance carried by Genio. Notwithstanding anything herein to the contrary, in the event that the Distributor is not able to obtain, or fails to maintain any of the insurances coverages in the amounts contemplated herein, Distributor shall defend, indemnify, and hold Genio, its parents, subsidiaries, affiliates and licensors harmless of, from and against any charges, suits damages, costs, expenses (including reasonable attorneys' fees), judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever which may be sustained or suffered by or secured against Genio or any of its parents, subsidiaries, affiliates and licensors.







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